EXHIBIT 99.1

AGREEMENT OF MERGER
BETWEEN
A Delaware Domestic Corporation
AND
A Foreign Corporation

This Plan and Agreement of Merger made and entered into on the 21s t.day of May, 2014, by and between Dardanos Acquisition Corp., a Delaware Corporation, and PLH Products, Inc., a California Corporation.

WITNESSETH:

WHEREAS, the Delaware Corporation is a Corporation organized and existing under the laws of the State of Delaware, its Certificate of Incorporation having been filed in the Office of the Secretary of State of the State of Delaware on May 27, 2014; and

WHEREAS, PLH Products, Inc. is a corporation organized and existing under the laws of the State of California;and

WHEREAS, the aggregate number of shares which the California Corporation has authority to issue for the merger is 500,000 shares;and

WHEREAS, the Board of Directors of each of the constituent corporations deems it advisable that the Delaware Corporation be merged into California Corporation on the terms and conditions hereinafter set forth, in accordance with the applicable provisions of the statutes of the State of Delaware and California respectively, which permit such merger;

NOW, THEREFORE, in consideration of the premises and of the agreements, covenants and provisions hereinafter contained, the Delaware Corporation and the California Corporation, by their respective Boards of Directors, have agreed and do hereby agree, each with the other as follows:

ARTICLE I

The California Corporation and the Delaware Corporation shall be merged into a single corporation, in accordance with applicable provisions of the laws of the State of California and of the State of Delaware, by the Delaware Corporation merging into the California Corporation, which shall be the surviving Corporation.

ARTICLE II

Upon the merger becoming effective as provided in the applicable laws of the State of California and of the State of Delaware (the time when the merger shall so become effective being sometimes herein referred to as the “EFFECTIVE DATE OF THE MERGER”):

1.     The two Constituent Corporations shall be a single corporation, which shall be PLH Products, Inc. a California Corporation as the Surviving Corporation, and the separate existence of Dardanos Acquisition Corp., shall cease except to the extent provided by the laws of the State of California in the case of a corporation after its merger into another corporation.

ARTICLE III

The Certificate of Incorporation of California shall not be amended in any respect by reason of this Agreement of Merger.

ARTICLE IV

The manner of converting the outstanding shares of each of the Constituent Corporations shall be as follows:

Upon consummation (the “Closing”) of the transactions contemplated by the Merger Agreement (the “Merger”), all outstanding shares (31,390,000 shares) of Dardanos capital stock will be in exchange for an aggregate of 500,000 shares of PLHI’s common stock (valued at $169,900 of $0.3398 per share (“Specified Price”).

ARTICLE V

The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of Delaware, as well as for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 6655 Knott Avenue, Buena Park, CA 90620.

IN WITNESS WHEREOF, the California Corporation and the Delaware Corporation, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors have caused this Plan and Agreement of Merger to be executed by an authorized officer of each party thereto.

Dardanos Acquisition Corp.
(A Delaware Corporation)
BY: Edgar Leon

PLH Products, Inc.
(A California Corporation)
BY: Kyung Min Park